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                                                                    Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Loewen Group Inc.


We consent to incorporation by reference in the registration statement on Form S-3 (No. 333-07175] with respect to common shares of our report, dated February 26, 1996, except as to Note 12(b), which is as of March 19, 1996 and Note 20, which is as of March 26, 1996, relating to the consolidated balance sheets of The Loewen Group Inc. as at December 31, 1995 and 1994, and the related consolidated statements of operations, retained earnings, and changes in financial position for each of the years in the three year period ended December 31, 1995, and related schedule, which report is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG
KPMG


Chartered Accountants
Vancouver, Canada
    July 23, 1996